                                                                     EXHIBIT (C)

                                                        April 23, 2001

Special Committee of the Board of Directors
Black Hawk Gaming & Development Company, Inc.
240 Main Street
Black Hawk, Colorado 80422

Members of the Special Committee:

We understand that Black Hawk Gaming & Development Company, Inc. (the "Company"), Gameco, Inc. ("Acquiror"), and BH Acquisition, Inc. (a wholly owned subsidiary of Acquiror, "Merger Subsidiary") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Subsidiary with and into the Company. We have been furnished a draft of the Agreement dated April 20, 2001 (the "Draft Agreement"). Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms, and subject to the conditions, set forth in the Agreement, at the effective time of the Merger, the outstanding shares of common stock of the Company, par value $.001 per share ("Company Common Stock") other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive an aggregate of $12.00 per share in cash (the "Merger Consideration").

Acquiror has been organized for the purpose of acquiring the Company pursuant to the Merger by Jeffrey P. Jacobs, Chairman of the Board and Chief Executive Officer of the Company and the beneficial owner of approximately 33.6% of the outstanding Company Common Stock. We understand that Mr. Jacobs is the owner of the majority of the outstanding capital stock of Acquiror.

You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view and as of the date hereof to the Stockholders of the Company. As used herein, the term "Stockholders of the Company" does not include Acquiror, Merger Subsidiary, any other affiliates of Mr. Jacobs and any members of management of the Company who may receive an ownership interest in Acquiror.

For purposes of this opinion we have, among other things:

     (i) reviewed the Company's annual reports to stockholders and its annual, quarterly and other reports filed with the Securities and Exchange Commission for the fiscal years ended December 31, 1999, December 31, 2000 and up to and including the date of this letter;

     (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking information, concerning the Company prepared by the management of the Company;

Special Committee of the Board of Directors
Black Hawk Gaming & Development Company, Inc.
April 23, 2001
Page 2


     (iii) held discussions with the management of the Company concerning the business, past and current operations, financial condition and future prospects of the Company;

     (iv) reviewed the financial terms and conditions set forth in the Draft Agreement;

     (v)    reviewed the stock price and trading history of the Company Common
            Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with those of certain other publicly traded companies comparable with the Company;

     (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (viii) prepared a discounted cash flow analysis of the Company;

     (ix) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Company's management) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company's management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for assuming or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

Special Committee of the Board of Directors
Black Hawk Gaming & Development Company, Inc.
April 23, 2001
Page 3


This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view and as to the date hereof, to the Stockholders of the Company. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or (ii) any tax or other consequences that might result from the Merger. Our opinion does not address the relative merits of the Merger and any alternative transaction or business strategies that the Company's Board of Directors has considered or might consider, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in the Company's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities.

Our opinion expressed herein is provided for the information of the Special Committee of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Stockholders of the Company from a financial point of view.

                                                Very truly yours,

                                                /s/ ROBERTSON STEPHENS, INC.